 Exhibit 99.1
Enovix Reports First Quarter 2026 Results
Enovix Begins Commercial Production of Silicon-Anode Smart Eyewear Battery
Enovix Advances Toward Smartphone Qualification Completion

FREMONT, Calif., May 13, 2026 -- Enovix Corporation (Nasdaq: ENVX) (“Enovix”), a developer and manufacturer of advanced lithium-ion batteries, including proprietary silicon-anode architectures, today reported financial results for the first quarter of 2026. The Company will host a live webcast at 5:00 PM ET / 2:00 PM PT to discuss the results and provide a business update. To register for the webcast, please visit: https://enovix-q1-2026.open-exchange.net/.

Commercialization Progress

“Smartphones remain our priority as we advance toward completing qualification with our lead customer and prepare for commercial production for the most demanding market in consumer electronics,” said Dr. Raj Talluri, President and CEO of Enovix. “We aligned with our lead smartphone customer on a silicon-specific qualification framework — a significant step forward in completing this process. Our second smartphone OEM customer has also acknowledged that the legacy 0.7C cycle-life test is not appropriate for silicon batteries. We are discussing a replacement qualification framework expected to be consistent with the one adopted by our lead customer. We believe this addresses the primary structural barrier to qualification of our 100% silicon anode batteries and reinforces the broader applicability across the smartphone market. Based upon results to date, we continue to see encouraging performance trends across energy density, fast charge, and safety metrics, while cycle-life testing under these enhanced protocols remains ongoing. We recognize this qualification process has taken longer than we originally anticipated — these updated frameworks represent the clearest path to completing it. Beyond smartphones, our defense business continues to generate strong commercial momentum. In addition, our smart eyewear battery is entering early production.”

Cycle-life testing is now progressing under these updated evaluation frameworks, with results approaching performance thresholds. These frameworks extend testing duration while providing improved visibility into real-world performance across multiple operating conditions. Final qualification timing will depend on completion of testing and customer validation processes. These updated protocols increase testing rigor and duration rather than reduce qualification requirements. The Company is also continuously advancing its core battery platform, expected to deliver further cycle-life improvements and represent additional product qualification pathways. This supports our expectation for a targeted system-level deployment in the second half of 2026 with a lead smartphone OEM to confirm in-field performance ahead of broader commercial introduction. Simultaneously, we are in collaboration with our lead customer on the battery form factor for next year’s product launch.

Customer engagement continues to expand across AI-powered applications requiring high energy density in compact form factors. In smart eyewear, Enovix has begun initial shipments and expects to ramp manufacturing in the third quarter to support a leading smart eyewear reference platform. We expect to produce approximately 50,000 units in 2026 and increase into 2027 as downstream deployments expand. We believe this represents an important initial validation that our 100% silicon-anode architecture can be manufactured at commercial scale.

In parallel, Enovix sees growing demand across drone, defense, and industrial applications, securing new customer design wins during Q1 2026 in each of these markets with deployments expected in 2027. The Company’s global pipeline for products manufactured in Korea now exceeds $130 million, with the majority driven by rapidly expanding drone applications, where demand for high-performance battery solutions continues to outpace available supply and creates opportunity for an additional scaled, high-performance supplier. We believe Enovix is positioned to emerge as that differentiated supplier in this rapidly expanding market.

MX-1™ Drone Product Launch

To further support growth in these markets, Enovix is launching MX-1 — short for Mission Execution — a platform designed for applications requiring rugged design, rapid discharge, and high gravimetric energy density. MX-1 is the Company's first silicon-enhanced product line, developed by its integrated R&D and operations teams, and manufactured in our South Korea factory. MX-1 builds on a proven graphite-anode architecture, already deployed with leading South Korean defense contractors. The first MX-1 platform product — MX1-B01 drone cell — with 360 Wh/kg energy density and extended cycle life, positioning Enovix competitively with leading high-performance battery suppliers. Looking ahead, our next generation product is targeted for 2027 with a goal of reaching 400 Wh/kg.

Technology Progress

Enovix produced its first AI-2 engineering samples this quarter, a next-generation smart eyewear battery expected to deliver more than 20% higher volumetric energy density than AI-1. AI-2 leverages the EX-3M technology node, which reduces separator and current collector thickness, improves packaging efficiency, and increases cathode voltage. Customer sampling is planned for later in the second quarter of 2026. The same EX-3M innovations are also expected to support a step-function in performance gains for Enovix's future smartphone batteries.

Manufacturing Readiness Progress

Enovix continued to improve execution across Fab2 production zones. Zone 1 dicing — a key throughput driver — delivering step-level yield of approximately 80% in Q1, demonstrating continued progress in throughput and yield. To further improve throughput at the dicing stage, the Company is implementing a hybrid dicing configuration strategy combining laser and mechanical dicing. This approach allows Enovix to apply the most effective technique at each step and is expected to increase production rates and support early commercial demand as qualification progresses.

Leadership

As previously announced, Enovix recently appointed Steve Bakos as Senior Vice President of Worldwide Sales to help drive its next phase of commercial expansion. Bakos brings more than 35 years of global semiconductor sales leadership, most recently serving as Vice President of Corporate Account Sales at Infineon Technologies. Earlier in his career, he held senior sales, distribution and marketing leadership roles at Linear Technology, Intersil, and Exar. His appointment reflects expanding market opportunities and Enovix’s commitment to building the commercial infrastructure needed for scaled revenue growth.

First Quarter 2026 Financial Results
(in millions, except percentages)

•First quarter 2026 revenue of $7.6 million exceeded the high end of the Company’s guidance range and increased 49% year-over-year, primarily reflecting continued strength in defense and industrial shipments. Cells manufactured through Enovix’s South Korea operations continue deployment across defense applications, including aerial drones, subsea systems and munitions platforms, while next-generation silicon-anode developments position Enovix to support future higher-performance applications. Operational experience from these programs continues to inform manufacturing improvements as Enovix prepares for commercial-scale battery production. Revenue growth this quarter reflects increasing traction in markets capable of supporting broader scale over time.

•GAAP gross profit was $1.6 million and non-GAAP gross profit was $2.0 million in 1Q26. Non-GAAP gross margin improved to 26.3%, reflecting improved production volumes and continued progress in manufacturing execution, marking the sixth consecutive quarter of positive gross profit on both a GAAP and non-GAAP basis. This marks a continued progression toward economically scalable production.

•Net cash used in operating activities of $33.1 million in 1Q26, compared to an outflow of $16.9 million in 1Q25. Free cash flow was an outflow of $36.3 million in 1Q26, compared to an outflow of $23.2 million in 1Q25 primarily reflecting changes in working capital, the timing of capital expenditures, continued investment in manufacturing scale-up, and higher interest expense associated with the semi-annual interest payment of the Company’s convertible notes issued in the third quarter of 2025.

•Cash, cash equivalents and marketable securities totaled approximately $582.7 million at quarter-end, providing liquidity to support qualification completion and commercialization scale-up. Enovix continues to prioritize disciplined capital allocation as it advances manufacturing scale-up and commercialization, while maintaining flexibility to pursue select strategic opportunities. No shares were repurchased during the quarter under the Company’s previously authorized share repurchase program. The Company continues evaluating disciplined capital deployment alternatives under its existing authorization.

First Quarter 2026 Financial Summary
(unaudited, in millions, except per share data and percentages)

	GAAP			Non-GAAP
	Q1 2026	Q1 2025	YoY Δ	Q1 2026	Q1 2025	YoY Δ
Revenue	$7.6	$5.1	$2.5	$7.6	$5.1	$2.5
Gross profit	$1.6	$0.3	$1.3	$2.0	$0.4	$1.6
Gross margin	20.4%	5.1%	15pts	26.3%	7.5%	19pts

Operating expenses	$45.4	$42.8	$2.6	$30.8	$28.3	$(2.5)
Loss from operations	$(43.9)	$(42.6)	$(1.3)	$(28.8)	$(28.0)	$(0.8)

Change in operating assets and liabilities	$(9.2)	$1.5	$(10.7)	$(9.2)	$1.5	$(10.7)
Net cash used in operating activities	$(33.1)	$(16.9)	$(16.2)	$(33.1)	$(16.9)	$(16.2)
Free cash flow	N/A	N/A	N/A	$(36.3)	$(23.2)	$(13.1)
Adjusted EBITDA	N/A	N/A	N/A	$(20.3)	$(20.8)	$0.5

Net loss per share, basic (1)	$(0.18)	$(0.12)	$(0.06)	$(0.14)	$(0.13)	$(0.01)
Weighted average shares, basic (2)	217.4	203.3	14.1	217.4	203.3	14.1
Net loss per share, diluted (1)	$(0.18)	$(0.12)	$(0.06)	$(0.14)	$(0.13)	$(0.01)
Weighted average shares, diluted(2)	217.4	203.3	14.1	217.4	203.3	14.1
(1) Net loss per share attributable to Enovix (2) Weighted average shares attributable to Enovix

Chairman’s First Quarter 2026 Summary

Every quarter just prior to the board meeting, I attend a six‑hour meeting directly with Enovix “techies” to get updated on R&D and our new Malaysian factory, so that I can write a relevant report addressing investor feedback and concerns.

The Enovix battery is the single most difficult project I’ve ever worked on, beginning in 2012 when I joined Enovix as an investor and board member. In those private‑company days, the “board meetings” were mostly used to review the latest experiments. The original Enovix founders recruited me to invest partly because my PhD thesis was about using hydrazine (literally rocket fuel), which etches silicon strictly along crystal planes, to create nearly perfect grooves in silicon wafers on which I made transistors and simple Integrated Circuit (IC) chips at the Stanford IC laboratory, a world‑class center of excellence on “Moore’s Law.” Enovix had used the same technique to make lithium‑ion batteries inside grooves in silicon wafers. I agreed to join Enovix with the logic of “how hard could it be to make a battery with five‑micron geometries inside the grooves in a silicon wafer where I had already made sub‑micron transistors?” The answer is 14 years hard and counting.

The lithium atom is 0.15 nanometers in diameter, or 3,700 times smaller than a wavelength of green light. It is arguably the sharpest knife in the world, which easily slices between the layers of silicon atoms in a wafer, turning a once‑sturdy crystal into “mush” after just 10 battery charge‑discharge cycles. We never got the battery‑in‑silicon to work. When the founders of Enovix were down to their last $200,000 of venture money, they postulated that they could stack normal battery materials, the anode layer (silicon on copper foil) and cathode layer (cobalt oxide on aluminum foil) to create the same effective structure as they had on silicon wafers. I literally advised, “Do your last silicon wafer experiment and die like men,” but they were right and made the new structure work on the first try, convincing investors, including me, to continue to support them. Today, we routinely achieve a 500‑cycle life, same as the 500‑cycle standard in place for years, but not yet the 800‑cycle level needed for today’s smart phones.

Last quarter I reported that we had passed 70 of the 75 battery specifications of our most demanding smart phone customer. Today the score card stands at 72 of 75, with two life cycle tests and one below‑freezing power test in front of us. I also reported that of the manufacturing steps in our new automatic manufacturing line, all but one yielded above 80%. Today, all but two steps yield above 90% with the other two at approximately 80% and 88%. I now believe our new battery line is going to work with good yield, but I warn that, as in Moore’s Law for silicon, bringing on an all‑new manufacturing line is a two‑year journey that we are only halfway through. Today, despite making thousands of batteries, the line does not run fast enough due to the slow speed of laser cutting the hard cobalt oxide cathode. We have decided not to buy the additional (approximately $1 million each) lasers required to achieve 1,350 uph, based on economics. Meanwhile, we have been working for over a year on standard die cutting technology to replace laser cutting, and are now able to make thousands of batteries per quarter while we work on line speed.

My focus is now back on R&D – getting the battery cycle life up to 800 cycles. Meanwhile, we are sampling production‑worthy batteries for smart eyewear, a market in which we continue to have a leading product that does meet the required specs. The good news is that our smart eyewear batteries use 12 times less raw material than a cellphone battery, and thus run faster with higher yield through our line. We have already shipped smart eyewear sample batteries to 15 customers and expect to ship 50,000 samples and prototypes in 2026.

After 14 years, it would be foolish to project quick success, but we are without a doubt moving consistently in the right direction.

Financial Outlook
(unaudited, in millions, except per share data)

	Q2 2026 Guidance(1)	Q2 2025 Results	Q1 2026 Results
Revenue	$8.0 - 9.0	$7.5	$7.6
Non-GAAP loss from operations (2)	($29.0 - 32.0)	($26.5)	($28.8)
Non-GAAP net loss per share (2),(3)	($0.13 - 0.17)	($0.13)	($0.14)
Capital expenditures (4)	$9.0 - 13.0	$8.0	$3.2
(1) Our outlook does not include provisions for proposed tax law changes or for the recently enacted tax reform legislation, future asset impairments or for pending legal matters, other than future legal amounts that are probable and estimable. Further, due to their nature, certain income and expense items, such as certain investments, derivative and foreign currency transaction gains or losses, cannot be accurately forecast. Accordingly, we only include such items in our financial outlook to the extent they are reasonably certain. Actual results may differ materially from the outlook; (2) See Appendix for definitions and reconciliations of non-GAAP Gross Profit (Loss), non-GAAP Gross Margin, non-GAAP Operating Loss, Adjusted EBITDA, and non-GAAP Net Loss Per Share Attributable to Enovix to their nearest comparable GAAP metrics; (3) non-GAAP Net Loss represents non-GAAP Net Loss Per Share Attributable to Enovix; (4) Capital Expenditures reflects cash paid for property, equipment, and manufacturing assets and is a component of our free cash flow calculation. It excludes depreciation, accretion, amortization, and other non-cash investing items. It excludes one-time cash outflows related to business acquisitions.

About Enovix
Enovix develops and manufactures advanced lithium-ion batteries, including proprietary silicon-anode architectures for smartphones, smart eyewear, defense, industrial and emerging edge-AI applications. Its proprietary silicon-anode battery architecture enables higher energy density and performance in space-constrained devices while maintaining safety and reliability, supporting commercialization across consumer and industrial markets.

Enovix is headquartered in Silicon Valley with facilities in India, Korea and Malaysia, servicing customers globally. For more information visit https://enovix.com and follow us on LinkedIn.

Non-GAAP Financial Measures
This press release includes the use of non-GAAP financial measures, which are intended to provide supplemental information regarding our performance. These non-GAAP measures include non-GAAP cost of revenue, non-GAAP gross profit (loss), non-GAAP gross margin, non-GAAP research and development expense, non-GAAP selling, general and administrative expense, non-GAAP operating expenses, non-GAAP income (loss) from operations, EBITDA, adjusted EBITDA, non-GAAP net loss attributable to Enovix shareholders, non-GAAP earnings (loss) per share, free cash flow, and other non-GAAP measures that are included in this press release.

We use these non-GAAP measures to supplement our financial reporting and to evaluate ongoing operations and results, facilitate internal planning and forecasting, and assess performance against prior periods, industry peers, and the broader market. These non-GAAP measures are not prepared in accordance with generally accepted accounting principles (GAAP) and should not be considered as an alternative to GAAP results. Industry peers and other companies may calculate similar non-GAAP measures differently. Non-GAAP financial measures have limitations, including but not limited to, that they exclude certain expenses that are required under GAAP, which adjustments reflect the exercise of judgment by management. We believe that these non-GAAP measures, when considered together with the GAAP results, provide investors with an additional understanding of our operating performance. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the tables at the end of this press release.

While Enovix provides second quarter 2026 guidance for non-GAAP loss from operations, non-GAAP net loss per share and capital expenditures, we are unable to provide without unreasonable effort a GAAP to non-GAAP reconciliation of these projected non-GAAP measures, and we have not provided a quantitative reconciliation in reliance on the unreasonable efforts exception under Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliation to the corresponding GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty in accurately forecasting the occurrence and financial impact of the various adjustments that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to change in fair value of common stock, stock-based compensation and related tax effects, legal costs related to shareholder lawsuit, gain on bargain purchase of assets, acquisition-related costs, and restructuring costs. As a result, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future financial or operating performance and are identified by words such as anticipate, believe, could, estimate, expect, intend, may, might, plan, possible, potential, predict, project, should, will, would and similar expressions.

Forward-looking statements in this press release include, but are not limited to, statements regarding: our future operating results, financial position, growth opportunities and guidance; expected performance, capabilities and advantages of our battery products, including projected improvements in energy density, cycle life, future product development and technology roadmap; the status, timing and scale of our launch of various customer programs in 2026 and beyond; our expectations regarding alignment and timing, results and impact of customer testing and qualification requirements; our ability to meet required performance thresholds and progress toward commercial deployment; our ability to build, scale and optimize manufacturing lines for our advanced silicon-anode lithium-ion batteries, including improvements in yield, throughput, dicing processes, performance, cost efficiency and overall production economics; our ability to execute on our commercialization strategy and transition to high-volume production, including the timing of sampling, product launches, production ramps and system-level deployment; estimates relating to total addressable markets, customer demand and the suitability of our batteries for next-generation applications, including smartphones, smart eyewear, IoT, defense and industrial markets; our ability to maintain technological and performance advantages over competing battery technologies and architectures; our expectations regarding our AI and MX platforms and the demand for greater energy density in our intended markets, the suitability of our batteries to address this demand, and the impact of artificial intelligence (AI) on the foregoing; our ability to align with, retain and expand relationships with top-tier OEMs and other customers, grow our customer pipeline, convert commercial opportunities into revenue and achieve scaled revenue growth; the sufficiency of our capital resources and our expectations regarding the benefits and use of our current balances of cash, cash equivalents and marketable securities; and our ability to raise additional capital through equity, debt or other financing arrangements to support operations, growth initiatives and capital expenditures.

It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Accordingly, you should not rely on any of the forward-looking statements. For additional information on these risks and uncertainties and other potential factors that could cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (“SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q and other documents that we have filed, or will file, with the SEC. These documents are available in the SEC Filings section of the Investor Relations page at https://ir.enovix.com and at www.sec.gov.

Any forward-looking statements in this press release speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For media and investor inquiries, please contact:

Investor Contact:                     Chief Financial Officer:
Robert Lahey                         Ryan Benton
ir@enovix.com                         ryan.benton@enovix.com

ENOVIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and par value amounts)

	As of April 5, 2026	As of December 28, 2025
Assets
Current assets:
Cash and cash equivalents	$88,751	$106,014
Short-term investments	439,985	406,026
Accounts receivable, net	3,943	4,421
Notes receivable, net	—	4,012
Inventory	16,451	13,617
Prepaid expenses and other current assets	9,366	8,120
Total current assets	558,496	542,210
Property and equipment, net	164,952	170,263
Long-term investments	52,104	106,810
Customer relationship intangibles and other intangibles, net	30,357	31,638
Operating lease, right-of-use assets	11,613	11,682
Goodwill	12,217	12,217
Other assets, non-current	4,154	4,155
Total assets	$833,893	$878,975
Liabilities and Equity
Current liabilities:
Accounts payable	$14,938	$17,818
Accrued expenses	8,761	13,992
Accrued compensation	7,631	6,219
Short-term debt	9,436	9,865
Deferred revenue	4,279	5,015
Warrant liability	181	6,578
Other liabilities	5,668	5,529
Total current liabilities	50,894	65,016
Long-term debt, net	520,160	519,271
Operating lease liabilities, non-current	10,906	11,244
Deferred revenue, non-current	300	300
Deferred tax liability	8,889	9,119
Other liabilities, non-current	14	14
Total liabilities	591,163	604,964
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares of 1,000,000,000; issued and outstanding shares of 217,698,339 and 216,556,238 as of April 5, 2026 and December 28, 2025, respectively	22	22
Additional paid-in-capital	1,316,363	1,307,912
Treasury stock, at cost	(58,385)	(58,385)
Accumulated other comprehensive loss	(1,241)	(508)
Accumulated deficit	(1,016,087)	(977,827)
Total Enovix's stockholders’ equity	240,672	271,214
Non-controlling interest	2,058	2,797
Total equity	242,730	274,011
Total liabilities and equity	$833,893	$878,975

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, Except Share and per Share Amounts)

	Fiscal Quarters Ended
	April 5, 2026	March 30, 2025
Revenue	$7,600	$5,098
Cost of revenue	6,048	4,837
Gross profit	1,552	261
Operating expenses:
Research and development	26,528	25,929
Selling, general and administrative	18,919	16,892
Total operating expenses	45,447	42,821
Loss from operations	(43,895)	(42,560)
Other income (expense):
Change in fair value of common stock warrants	6,397	15,796
Interest income	5,776	2,434
Interest expense	(7,008)	(1,716)
Other income, net	343	2,353
Total other income (expense), net	5,508	18,867
Loss before income tax benefit	(38,387)	(23,693)
Income tax benefit	(129)	(162)
Net loss	(38,258)	(23,531)
Net gain (loss) attributable to non-controlling interest	2	(21)
Net loss attributable to Enovix	$(38,260)	$(23,510)

Net loss per share attributable to Enovix shareholders, basic and diluted (1)	$(0.18)	$(0.12)
Weighted average number of common shares outstanding, basic and diluted (1)	217,371,926	203,328,890

(1)As required by ASC 260, Earnings Per Share, the share and per share amounts presented in the above table for the fiscal quarter ended March 30, 2025 have been retroactively adjusted to reflect the warrant dividend issued in July 2025.

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Fiscal Quarters Ended
	April 5, 2026	March 30, 2025
Cash flows used in operating activities:
Net loss	$(38,258)	$(23,531)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, accretion and amortization	9,370	8,448
Stock-based compensation expense	11,765	12,014
Change in fair value of common stock warrants	(6,397)	(15,796)
Others	(386)	479
Changes in operating assets and liabilities:
Accounts and notes receivables	4,359	430
Inventory	(2,834)	(2,826)
Prepaid expenses and other assets	(1,252)	2,440
Accounts payable	(3,600)	4,420
Accrued expenses and compensation	(4,058)	(4,167)
Deferred revenue	(736)	(457)
Deferred tax liability	(241)	(33)
Other liabilities	(804)	1,672
Net cash used in operating activities	(33,072)	(16,907)
Cash flows from investing activities:
Purchase of property and equipment	(3,220)	(6,272)
Payment for business acquisition	—	(16)
Purchases of investments	(103,458)	(58,083)
Maturities of investments	125,008	—
Net cash provided by (used in) investing activities	18,330	(64,371)
Cash flows from financing activities:
Payroll tax payments for shares withheld upon vesting of RSUs	(1,663)	(1,761)
Purchase of Routejade shares from non-controlling interest	(740)	—
Repayment of debt	(55)	—
Proceeds from the exercise of stock options	—	782
Payments of transaction costs related to common stock issuance	—	(512)
Net cash used in financing activities	(2,458)	(1,491)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(147)	(228)
Change in cash, cash equivalents, and restricted cash	(17,347)	(82,997)
Cash and cash equivalents and restricted cash, beginning of period	107,979	274,691
Cash and cash equivalents and restricted cash, end of period	$90,632	$191,694

Net Loss Attributable to Enovix to Adjusted EBITDA Reconciliation
“EBITDA” is defined as earnings (net loss) attributable to Enovix adjusted for interest income, interest expense, income tax benefit, depreciation, accretion and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense, change in fair value of common stock warrants, inventory step-up, impairment of equipment, warrant issuance cost, certain legal costs related to our defense of an ongoing securities class action complaint that is outside the ordinary course of business and that we do not consider representative of our performance, and other special items as determined by management which it does not believe to be indicative of its underlying business trends.
These non-GAAP measures may differ from similarly titled measures used by other companies.

Below is a reconciliation of net loss attributable to Enovix on a GAAP basis to the non-GAAP EBITDA and Adjusted EBITDA financial measures for the periods presented below (unaudited, in thousands):

	Fiscal Quarters Ended
	April 5, 2026	March 30, 2025
Net loss attributable to Enovix	$(38,260)	$(23,510)
Interest expense (income), net	1,232	(718)
Income tax benefit	(129)	(162)
Depreciation, accretion and amortization	9,370	8,448
EBITDA	(27,787)	(15,942)
Stock-based compensation expense	11,765	12,014
Change in fair value of common stock warrants	(6,397)	(15,796)
Legal cost related to shareholder lawsuit (1)	2,076	1,404
Import duty forgiveness	—	(2,431)
Adjusted EBITDA	$(20,343)	$(20,751)

(1) These amounts represent certain legal costs related to the defense of an ongoing securities class action complaint.

Reconciliation of Operating Loss to Non-GAAP Operating Loss and Adjusted EBITDA
Additionally, below is a reconciliation of GAAP operating loss to non-GAAP operating loss and adjusted EBITDA for the periods presented (unaudited, in thousands).
These non-GAAP measures may differ from similarly titled measures used by other companies.

	Fiscal Quarters Ended
	April 5, 2026	March 30, 2025
GAAP loss from operations	$(43,895)	$(42,560)
Stock-based compensation expense	11,765	12,014
Amortization of intangible assets	1,281	1,190
Legal cost related to shareholder lawsuit (1)	2,076	1,404
Non-GAAP loss from operations	$(28,773)	$(27,952)
Depreciation, accretion and amortization (excluding amortization of intangible assets)	8,089	7,258
Other income (loss), net (excluding import duty forgiveness)	343	(78)
Net gain (loss) attributable to non-controlling interest	(2)	21
Adjusted EBITDA	$(20,343)	$(20,751)

(1) These amounts represent certain legal costs related to the defense of an ongoing securities class action complaint.

Free Cash Flow Reconciliation
We define “Free Cash Flow” as (i) net cash from operating activities less (ii) capital expenditures, net of proceeds from disposals of property and equipment, all of which are derived from our Consolidated Statements of Cash Flow. The presentation of non-GAAP Free Cash Flow is not intended as an alternative measure of cash flows from operations, as determined in accordance with GAAP.
We believe Free Cash Flow is a useful measure for investors because it provides insight into the cash generated or used by our operations after funding capital expenditures, and it helps assess our ability to pursue strategic growth initiatives. We use Free Cash Flow internally to evaluate performance, support decision-making, and measure our progress toward profitability and cash flow breakeven.
This non-GAAP measure may differ from similarly titled measures used by other companies.
Below is a reconciliation of net cash used in operating activities to the Free Cash Flow financial measures for the periods presented below (unaudited, in thousands):

	Fiscal Quarters Ended
	April 5, 2026	March 30, 2025
Net cash used in operating activities	$(33,072)	$(16,907)
Capital expenditures	(3,220)	(6,272)
Free cash flow	$(36,292)	$(23,179)

Other Non-GAAP Financial Measures Reconciliation
(Unaudited, in thousands, except share and per share amounts)
These non-GAAP measures may differ from similarly titled measures used by other companies.

	Fiscal Quarters Ended
	April 5, 2026	March 30, 2025
Revenue	$7,600	$5,098

GAAP cost of revenue	$6,048	$4,837
Stock-based compensation expense	(445)	(121)
Non-GAAP cost of revenue	$5,603	$4,716

GAAP gross profit	$1,552	$261
Stock-based compensation expense	445	121
Non-GAAP gross profit	$1,997	$382

GAAP research and development (R&D) expense	$26,528	$25,929
Stock-based compensation expense	(5,070)	(6,355)
Amortization of intangible assets	(448)	(416)
Non-GAAP R&D expense	$21,010	$19,158

GAAP selling, general and administrative (SG&A) expense	$18,919	$16,892
Stock-based compensation expense	(6,250)	(5,538)
Amortization of intangible assets	(833)	(774)
Legal cost related to shareholder lawsuit (1)	(2,076)	(1,404)
Non-GAAP SG&A expense	$9,760	$9,176

GAAP operating expenses	$45,447	$42,821
Stock-based compensation expense included in R&D expense	(5,070)	(6,355)
Stock-based compensation expense included in SG&A expense	(6,250)	(5,538)
Amortization of intangible assets	(1,281)	(1,190)
Legal cost related to shareholder lawsuit (1)	(2,076)	(1,404)
Non-GAAP operating expenses	$30,770	$28,334

(1) These amounts represent certain legal costs related to the defense of an ongoing securities class action complaint.

	Fiscal Quarters Ended
	April 5, 2026	March 30, 2025
GAAP loss from operations	$(43,895)	$(42,560)
Stock-based compensation expense	11,765	12,014
Amortization of intangible assets	1,281	1,190
Legal cost related to shareholder lawsuit (1)	2,076	1,404
Non-GAAP loss from operations	$(28,773)	$(27,952)

GAAP net loss attributable to Enovix	$(38,260)	$(23,510)
Stock-based compensation expense	11,765	12,014
Change in fair value of common stock warrants	(6,397)	(15,796)
Amortization of intangible assets	1,281	1,190
Legal cost related to shareholder lawsuit (1)	2,076	1,404
Import duty forgiveness	—	(2,431)
Non-GAAP net loss attributable to Enovix shareholders	$(29,535)	$(27,129)

GAAP net loss per share attributable to Enovix, basic and diluted (2)	$(0.18)	$(0.12)
GAAP weighted average number of common shares outstanding, basic and diluted (2)	217,371,926	203,328,890

Non-GAAP net loss per share attributable to Enovix, basic and diluted (2)	$(0.14)	$(0.13)
GAAP weighted average number of common shares outstanding, basic and diluted (2)	217,371,926	203,328,890

(1) These amounts represent certain legal costs related to the defense of an ongoing securities class action complaint.
(2) As required by ASC 260, Earnings Per Share, the share and per share amounts presented in the above table for the fiscal quarter ended March 30, 2025 have been retroactively adjusted to reflect the warrant dividend issued in July 2025.